UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 18, 2016

Warren Resources, Inc.

(Exact name of registrant as specified in its charter)

Maryland	000-33275	11-3024080
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1331 17th Street, Suite 720 Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (720) 403-8125

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01                                           Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On February 18, 2016, Warren Resources, Inc. (the “Company”) received a deficiency letter from the Listing Qualifications Department of The NASDAQ Stock Market (the “Staff”) notifying the Company that for the last 30 consecutive business days the market value of the Company’s publicly held shares has been below the minimum $15 million market value of publicly held shares requirement for continued listing on The NASDAQ Capital Market (“NASDAQ”) as set forth in NASDAQ Listing Rule 5450(b)(3)(C) (the “Rule”). In accordance with the NASDAQ Listing Rules, the Company has been provided a grace period of 180 calendar days, through August 16, 2016, to evidence compliance with the Rule. In order to satisfy the Rule, the Company must evidence a market value of publicly held shares of at least $15 million for a minimum of 10 consecutive business days. The notice has no effect on the listing or trading of the Company’s common stock on  NASDAQ during the 180 day grace period.

As disclosed on December 24, 2015, the Company was previously notified by the Staff that, based upon its continued non-compliance with the minimum bid price requirement, the Company’s securities would be subject to delisting from NASDAQ unless the Company timely requested a hearing before the NASDAQ Hearings Panel. The Company has requested and been granted a hearing date relating to the bid price deficiency, at which hearing the Company will discuss its plans to evidence compliance with the minimum bid price requirement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WARREN RESOURCES, INC.

Date: February 24, 2016	By:	/s/ Frank T. Smith, Jr.
Name: Frank T. Smith, Jr.
Title: Senior Vice President and Chief Financial Officer